HEALTH ENHANCEMENT PRODUCTS, INC.

JANUARY 14, 2013

PRESIDENT’S REPORT TO SHAREHOLDERS

Forward Looking Statements:  This Letter contains forward-looking statements that involve risks and uncertainties. These statements reflect the Company’s future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements.  These statements may be identified by the use of the words “anticipate,” “expect,” “estimate,” “intend,” “believe,” and similar expressions.  The Company’s actual results could differ materially from those discussed in these statements.  Factors that could contribute to these differences include, but are not limited to, those discussed below and elsewhere in this document. This is not a solicitation for investment and is presented for information purposes only.

It has been almost six months since the annual shareholder meeting on July 18, 2012, at which time a report was delivered by Health Enhancement Products’ management to shareholders.  The shareholder report was filed as an exhibit to the Form 8-K filed on July 18, 2012, and can be accessed on the EDGAR system at www.sec.gov.  This January 14, 2013 President’s Report to Shareholders has also been attached as an exhibit to a Form 8-K, filed on January 14, 2013.

Status of the Company

2012 was not without its challenges – and yet, the year ended on a positive note with research projects back on track, funding forthcoming and pending developments that hold great promise for the Company.

Having closed approximately $2.5 million in funding agreements in mid-December, 2011, management quickly ramped up the research and product development program in early January, 2012, moving ahead with the in vivo study proposed by Ohio-based contract research organization Battelle which focused on the beneficial cholesterol effects in humans. A multi-track research approach was also ramped up, including the amplification of the Company’s proprietary culture, further investigation of human anti-inflammatory properties and isolation of bioactive compounds. And, a comprehensive platform strategy was developed in the first two months of 2012 that continues to hold great potential.

Although the Company did receive roughly $1 million between mid-December 2011 and the end of January, 2012, the balance of the funding did not materialize as quickly or in the aggregate amounts contracted, despite the best efforts of management and funding intermediaries. Delays in funding had the unfortunate effect of delaying research while monthly overhead continued to accrue. Despite this, management resolved to work with available resources to move the Company forward and strive to build value with the assets at hand.

Although the Battelle in vivo study represented the bulk of research funds expended in 2012, the Company did manage to move forward on portions of its multi-track research program, which follows the product platform strategy developed in early 2012. The platform strategy will be made available on the Company’s upgraded website within the next two weeks. Further, management looked outside the Company’s current intellectual property portfolio and business assumptions for complimentary technologies or enhancements that would speed the process toward realizing revenue.

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In a 2006 trial that studied bovine mastitis in dairy cows, the Company’s core product showed promise. Beginning in August of 2012, the Company planned and sourced a new set of studies to confirm efficacy, based on communication with animal health companies and academics over the course of fall and early winter. In December of 2012, these new studies were launched. Further, Dr. Robert Ovrebo, the Company’s veterinary science consultant, believes that a refined version of the natural product may also be useful in addressing bovine respiratory disease complex, also known as shipping fever. John Gorman, Executive V-P, was assigned to organize an in vivo study in late fall, and the Company plans to launch the study in early 2013.

The discussions with animal health companies and academics culminated in the launch of a new study at the University of Wisconsin – Madison to confirm the efficacy of the Company’s bioactive compound(s) with respect to bovine mastitis in late December, and the study will continue into the first two months of 2013. More detail is provided in the Status of Research & Development section of this report.

The Company also re-examined scale-up of the existing, proprietary culture for high-volume production, specifically as it relates to cholesterol, anti-inflammatory and autoimmune properties of natural dietary supplement ingredients for human use, reactivating its relationship with a prominent algal physiologist and contracting a production consultant to assist in developing a scale-up strategy. This, coupled with a human safety study that commenced in mid-December. Detail is provided in the Status of Culturing & Production section of this report.

A key finding of previous work with the culturing process was that scale-up of the culture in its present form was neither possible nor desirable. Other than a feedstock for research, the current culturing method is not commercially viable. To that end, the Company initiated a program to isolate the individual organisms, grow them separately and test each for production of the bioactive compound(s) excreted into the surrounding water. At the close of these experiments, the Company expects to have a simplified and more efficient means to produce the bioactive, and a way forward in terms of compliant high-volume production that meets state and federal standards.

This series of experiments creates a solid foundation for the Company’s product platform strategy, which endeavors to create saleable product at every stage of production. To illustrate, the isolated algae must first be grown in sufficient mass to create enough of the bioactive compound for extraction. The crude algal extract would then need to be refined and processed before being sold as a food ingredient. However, each of these three steps is also an opportunity to sell a product. The algal biomass itself can be sold as a feed ingredient for production animals. The crude extract can also be sold as a feed ingredient or a dietary supplement ingredient for companion animals. And the end-product of this process, the highly-refined bioactive compound, would be marketed as a human food ingredient or human dietary supplement ingredient.

The work to build value and look for new opportunities continued throughout 2012, and the pace is set to increase in 2013. Other experimental details are provided in the Status of Research & Development section of this report.

Just prior to the July 18, 2012 shareholders meeting, Company shareholders voted to increase the authorized share base by 50 million shares. Management resolved to be conservative in utilizing the newly authorized shares and to work toward boosting share value to minimize potential dilution if and when those shares were offered to new investors. As of this date, relatively few new shares have been issued – which may be a mixed blessing. On one hand, the dilution has been minimized. On the other hand, very little new investment flowed into the Company in the second half of 2012, forcing management to curtail or delay R&D activities and instead focus on fundraising activities while meeting minimal operating and reporting obligations. A concerted effort was made to re-examine the funding strategy in light of circumstances and market conditions.

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The hoped-for income stream from advances on licenses to nutraceutical makers and animal feed makers has been delayed by roughly the same number of months as funding was delayed, pushing any anticipated revenue into the first two quarters of 2013.

Management has also explored market development outside the US, devised a new funding strategies and look to expand its product offerings.

In October of 2012, the Company was approached by MenaCare, LLC – a Chicago-based medical consulting company focused on the Middle East and North Africa regions, to explore the possibility of conducting new human safety trials for the Company’s natural cholesterol product outside the US. Over the course of several months and ensuing due diligence, the discussions resulted in an agreement to establish a Middle East presence for the Company, to attract funding and operational resources to the Company in those regions, with the understanding that the Company’s product would be produced, authenticated and packaged in the US for sale in those regions. According to MenaCare, dietary supplement counterfeiting and prescription drug fraud are running rampant in the Middle East. MenaCare principals want to assure end users in the region that dietary supplements originating from the US are truly genuine in content and efficacy. The agreement was signed on January 4, 2013 after board approval. Initially, there is no direct expense to the Company. MenaCare principals will be presenting the Company to potential strategic partners at the Arab Health Expo in Dubai during the last week of January.

MenaCare will consult and work with the Company in connection with operational and financing strategies as they pertain to the geographic regions of the Middle East and North Africa.  This includes, but is not limited to, the following:

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Developing the Company’s presence in the Middle East and North Africa regions

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Tailoring the Company’s communication, presentation and other materials to the needs of financing, joint-venture and distribution resources in the region

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Introducing the Company to various resources and contacts provided by MenaCare

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Participating in an advisory capacity or board of advisors on an ongoing basis as needed

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Refining or adjusting the Company’s business model for targeted markets or applications within the Middle East and North Africa regions

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Finding sources to fund clinical studies, regulatory compliance, marketing and distribution in the regions of the Middle East and North Africa

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Identify strategic and operational partners to grow and expand the Company’s business in the Middle East and North Africa regions

MenaCare will offer the above in a combination of fee-based services, as well as performance-based services.

The new management team intends to drive all future revenue from licensing and joint-ventures whether domestically or abroad, which obliges the Company to provide technical support to its licensees and partners. Further, the Company has been engaged in a years-long research and product development effort that by its nature requires scientific oversight. Dr. Scott Freeman, Chief Science Officer, is coordinating with Andrew Dahl, a team of outside consultants, academics and contract labs. Dr. Freeman’s role is to oversee all clinical research, determine how the active compound(s) work and direct the isolation/identification of bioactive compounds by outside labs.  The Company is developing scientific expertise in antioxidant research, algal research, product development and food science that is aligning with its internal goals and objectives.

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To that end, management had advised the board and shareholders of its intent to create an R&D center where various aspects of the Company’s intellectual property portfolio could be optimized to create the highest possible value for licensees, resulting in more applications and more revenues from those licensees. In working toward that goal, Company principals reached out to past, current and entirely new scientific resources. Specifically, the Company was looking for expertise in algal physiology and production, as well as adapting these natural products to food processing requirements. In parallel, the Company needed expertise in metabolic processes involving targeted antioxidants, free radicals and resulting inflammatory processes, because those involved in the research felt that one of the core properties of the bioactive compound(s) was a potent and effective means to deal with lipid peroxidation.

In order to develop the capability to support licensees and develop new production applications, additional funding or a source of revenue is required. However, any substantial source of revenue, such as a license, would necessarily rely on this very same capability, thereby creating a conundrum for management. Further, the Company would find itself in a similar situation it faces with the cholesterol initiative, where its potential partners and prospects set the pace of the discussion.

The pace has picked up because a board member proposed a solution to the Company’s funding and scientific dilemma: Package our own joint-ventures and spin them off to investors who are intrigued by the HEPI product concept, but for whatever reason don’t want to put their money directly into the Company. This could provide two distinct benefits to the Company: the certainty of a royalty stream sooner rather than later, and no dilution of existing shareholders. And, it appropriately positions the Company as an intellectual property licensor.

It was for this reason that the Board of Directors granted the “Zivo Biologic” logo, trademark and Web domain to a new, privately-funded business entity to be formed for the express purpose of producing and marketing animal-only natural products licensed from the Company.  The Newco (Zivo Biologic) would be granted a license for natural bioactive compounds and algal biomass only, as they pertain to animal applications. The prescription drug rights would remain with the Company. Initially, the Company’s CEO and CFO, along with board member Brian Young, would function as interim principals of the Newco until funding was closed. Thereafter, Company CEO Andrew Dahl and CFO Phillip Rice would withdraw from the Newco (Zivo) in order to conduct an arms-length negotiation of the production license agreement. HEPI Board member Brian Young would remain associated with the Newco (Zivo) but would recuse himself from any board votes or resolutions involving any transactions with the Newco (Zivo). The license agreement would provide for a substantial upfront licensing fee with guaranteed annual licensing minimums thereafter and a profit-sharing provision that may increase over time. The board, with Brian Young abstaining, has further authorized Andrew Dahl to develop a licensing arrangement on behalf of the Company, subject to board approval and shareholder notice.

The Newco would proceed to attract capital funding in order to develop a production and marketing capability for the natural bioactive compounds and algal biomass, which would necessarily require acquisition of a large production facility and technical staff. The Newco would hold the license in perpetuity subject to its obligations to the Company per the terms of the license, to include regular and timely payment of royalties or profit-sharing due.

If successful, this arrangement would provide the Company with non-dilutive cash flow, cement its strategy to operate as an R&D entity and master licensor, and fund its capabilities to extract maximum value from existing and future components of its intellectual property portfolio. The Company will likely realize a better return from this licensing arrangement than had it raised capital for a massive production facility, staffed and managed that facility, and then shouldered the costs of marketing the product.

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Further, this arrangement would allow the Company to expand its intellectual property portfolio through original research or through acquisition of intellectual property and its subsequent development. A good example is special knowledge of large-scale production enhancements that the Company develops over the course of its relationship with Zivo that can be re-licensed to others in related market verticals; or, special knowledge, patents and licenses from various sources that are acquired, developed further and then packaged into an integrated production methodology to be subsequently licensed to Zivo or other licensees. This is especially relevant in large-scale production of algal biomass and extraction techniques, as the technology continues to evolve rapidly.

The Company is actively exploring other algae species, algal extracts and production techniques to bolster its product portfolio and provide greater flexibility to address market opportunities. The specific developments in this area are too preliminary to discuss in any substantive manner. However, the Board of Directors has authorized CEO Dahl to enter into contract with potential R&D partners to house and maintain the Company’s current cultures. This provides management with greater flexibility in managing both product development and operating expenses. As disclosed in the Company’s Q3 Form 10-Q filed on November 14, 2012, the building lease at 15610 North 83rd Way in Scottsdale, AZ was terminated on terms favorable to the Company – a facility that ultimately did not prove suitable to meet the Company’s current planning. Also, the Company had previously sent notice to its landlord on June 2, 2012 that it would terminate its lease at 7740 East Evans Road in Scottsdale, AZ on March 31, 2013. The early notice was a requirement of a previous amendment to the original lease. The facility at East Evans cannot be easily or economically upgraded to the level of compliance required by the Company’s current planning.

The previously mentioned effort to develop internal scientific capabilities has also resulted in an opportunity that is closely aligned with the Company’s goal of becoming an R&D leader and licensor in the areas of lipid peroxidation, targeted antioxidants and inflammatory processes. In the course of developing resources for future research, Company management engaged the principal scientists of EXT Life Sciences, Inc., and discovered that their ongoing research in targeted antioxidants complemented the base of knowledge being developed at the Company and that a formal relationship may provide access to laboratories, equipment and scientists. EXT holds an exclusive license to powerful, targeted antioxidants that offer a wide range of applications, initially focused on anti-aging therapies for skin and hair. To that end, on January 4, 2012, the Board of Directors accepted a non-binding, confidential Term Sheet to merge EXT Life Sciences, Inc., into the Company and authorized CEO Dahl to proceed with due diligence and report his findings to the Board. Because this is a non-binding, confidential agreement, the Term Sheet cannot be disclosed at this time. Further, it is possible terms and conditions may change substantially over the course of due diligence. Definitive agreements will be disclosed once drafted and approved by both parties.

EXT is engaged in the development of catalase-based compounds designed to prevent oxidative damage to cells and tissues.  These compounds are designed to prevent, reduce or eliminate the cellular accumulation of certain highly destructive reactive oxygen species (ROS), often referred to as “free radicals” or “oxidants”.  EXT scientists discovered that a genetically engineered form of catalase can be more efficiently imported into the peroxisome, a critical subcellular organelle, which plays an important role in the aging process, where oxidants are a factor.  This technology has a number of potentially beneficial applications in medical applications where oxidants are known to cause damage, contribute to or accelerate the aging process.

Merging EXT into the Company would also provide the Company with expert researchers renowned for their work with lipid peroxidation, reactive oxygen species and antioxidants because this expertise dovetails with the mechanisms of action described for the Company’s bioactive compounds, which also exhibit superior antioxidant properties, among others.

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It is certainly to the great credit of significant shareholders and new investors that at the close of 2012 and the first weeks of 2013, the Company received an infusion of capital, allowing management to quickly step up the pace of research as detailed in the Status of Research & Development section of this report.

At the close of 2012, the Company received an offer from a company controlled by Chris Maggiore, a significant shareholder, to invest up to $1,000,000 in convertible debentures into the Company.  The Company is reviewing the terms.  The transaction, if entered into, is expected to be closed in phases throughout January 2013. Mr. Maggiore has been a long-time investor in the Company and, as disclosed in the December 31, 2011 Form 10-K filed on March 30, 2012, Mr. Maggiore beneficially owned 16,741,000 shares of the Company’s common stock, out of 100,036,350 shares issued and outstanding as of December 31, 2011 (beneficial ownership includes shares which the beneficial owner has the right to acquire within sixty days). In May 2012, as disclosed in the 2nd Quarter Form 10-Q filed on August 14, 2012, Mr. Maggiore subscribed to the acquisition for 2,400,000 Units, each Unit comprised of one share of common stock, $.001 par value of the Company and warrants to purchase one-tenth (1/10) of one shares of Common Stock, at a per Unit price of $.125.  The aggregate purchase price of the Units is $300,000. Mr. Maggiore completed this funding from May 2012 to December 2012.

Mr. Maggiore has been a long-time supporter of the Company, both financially and strategically.  We, as management, truly appreciate his efforts and would expect all current stakeholders and shareholders to welcome the efforts and activities Mr. Maggiore has undertaken on behalf of the Company.  He understands the new business model developed for the Company and appreciates its potential.  We consider ourselves fortunate to have Mr. Maggiore as an investor in the Company.

Status of Research & Development

Calendar year 2012 closed with an uptick in R&D activity, sparked by capital funding that materialized in early December. Prior to December, the primary undertaking in 2012 was the in vivo cholesterol study conducted by Battelle on behalf of the Company, which commenced on January 12, 2012, and was described in the July 18, 2012 report.  The results of that study were made public in September of 2012.

The goals of the Battelle in vivo study were three-fold: Firstly, to determine if the methods used to isolate the bioactive compounds were changing or destroying the target of interest. As of today’s writing, this question has not been answered conclusively. Secondly, a reliable chemical fingerprint was needed to predict bioactivity for any given sample. Again, the answer is inconclusive. And finally, whether or not the PAZ extract produced in Scottsdale contained a consistent measure of the target bioactive compound(s) in each production batch. This, too, remains inconclusive. The results of the Battelle in vivo study are neither positive nor negative as much as they don’t fully answer the questions posed. It is for this reason that the Company has initiated an audit and re-evaluation of methods and processes, while it reassesses the scope and direction of the next in vivo cholesterol study. This is not unusual by any means. Basic research can be expensive and unpredictable, especially with naturally-occurring compounds. Further, this applies primarily to the active molecule(s) when licensed for drug development, and not necessarily pertaining to a natural product positioned as a nutraceutical.

It is important to note that the results of the Battelle study and previous studies for healthy cholesterol balance, when compiled and reviewed in total, represent a significant body of research that, when coupled with a human safety study and production protocol, may allow the Company to bring a product to market in the form of a cholesterol dietary supplement ingredient.

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In late September, an in vitro study was conducted by independent researcher Dr. Fazlul Sarkar, based at Wayne State University School of Medicine, to confirm bioactivity relative to human anti-inflammatory and immune response, generating results that approximated a 2009 in vitro conducted by the same research team. This in vitro experiment, like many others preceding it, is used to determine bioactivity present within a particular batch of the product, or sets of batches. Before launching more expensive or time-consuming studies with a new batch, the Company will conduct very basic in vitro bioassays and HPLC analyses to make sure the product is viable.

As stated in the Company’s September 26, 2012 press release, the research was and remains focused on several key development drivers:

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Analysis and identification of cholesterol natural product bioactive compound(s)

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Analysis and identification of anti-inflammatory natural product bioactive compound(s)

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Autoimmune modulation research and product development for licensing

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Production technology for animal feed/supplementation

These drivers apply to human and animal models, and across the entire product platform strategy.

At the close of December, 2012, the Company moving forward with the following R&D activities:

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A sophisticated and well-developed in vitro study utilizing primary bovine mammary epithelial cells at the University of Wisconsin – Madison that will allow the Company to conduct a hundred or more tests with full confidence that the results will be consistent, repeatable and credible. The first flight of cultured cells will be exposed to mastitis-related infective agents and synthetic inflammatory agents, for which a baseline reaction will be established. Subsequently, Company test samples and control agents will be tested and compared

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A state-of-the art genetic activation test (“gene chip”) to quickly identify various genetic signals modulated by the bioactive compound(s) in a bovine model. RNA extracted from tissue cultures at the University of Wisconsin – Madison will be processed to determine what specific genes are being activated or suppressed. A scope of work was accepted from Precision Biomarker

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A new approach to isolation and analysis of the bioactive compounds that includes new, non-saline chemical extraction methods and a molecular weight cut-off approach that allows the refined algal suspension to be filtered into different molecular weight categories without altering the bioactive compound(s) present with reagents or solvents. A contract was executed with MRI Global, a contract research organization, to conduct these experiments, which do not involve the introduction of salt or phosphates into the test samples

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Establishing a reliable human inflammatory model for in vitro testing at SBH Sciences, Inc., where preliminary tests conducted over the Christmas holiday showed encouraging results. This will become a screening tool for each batch of new product

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Status of Culturing and Production

Independent of identifying the bioactive compound(s) or validating its bioactivity is the process and method of growing and maintaining the algal culture that gives rise to the bioactive compound(s) in the first place. This culture and its growing environment were developed decades ago. Unfortunately, the secrets of maintaining its vitality passed away with its developer some years ago and the staff at the Company’s growing facility had done its best to keep the cultures alive and functioning. However, the culturing process is costly, time-consuming and inconsistent, yielding a product that is not commercially viable despite its health claims. The new management installed in December of 2011 intended to keep the grow facility intact long enough to extract and identify the bioactive compound(s) and then develop a wholly new production method designed to be more efficient, consistent and above all, compliant with existing and contemplated regulations at the state and federal levels.

This strategy was predicated on a consistent, dependable stream of testing samples from the Scottsdale grow facility, each exhibiting the same level of potency and dissolved organic solids, which has not been the case for quite some time, if ever. The production/harvest method can be likened to traditional crop farming, where the yield and the quality of a crop can vary from season to season based on a host of known and unknown variables.

Once the new management team was able to fully assess the status of production, a new strategy was immediately developed to spread the risk of research and product development across a broader range of applications and market verticals, instead of just focusing on a highly refined isolate responsible for healthy cholesterol balance and the promise of a synthetic development program for a pharmaceutical application.

The decision to spread product development risk resulted in the creation of a product platform strategy whereby four different forms of the bioactive compound(s) could be formulated and marketed across several categories and applications:  a) the raw algae biomass, which would naturally contain the beneficial compound(s); b) a more refined extraction which could be introduced into animal feed or supplements; c) the isolated natural molecule(s) which would be more appropriate for human consumption in food or supplements; and d) the synthetic version of any such natural molecule(s) which would be licensed to drug development companies or joint-ventured with CRO’s in risk-sharing arrangements.

To that end, the Company contracted several experts in the field to coordinate isolation of the different organisms present in the culture, grow each of them separately and then subject them to the same life-cycle stressors as the original culture. The water in immediate proximity to the organisms would then be drawn off and tested for bioactivity. The goal is to eliminate those organisms peripheral to the process and boost the biomass potential of target species that support the company’s product platform strategy. For more detail, the product platform strategy will be uploaded to the Company’s website within the next week. The names of the consultants are being withheld for competitive reasons.

As stated in the Company’s September 26, 2012 press release, the goal is to grow algae in bulk as a direct source of micro-nutrition and feed ingredient for production animals, namely beef cattle and dairy cows, as well as companion animal dietary supplementation.  The production capability would be licensed to others. Per the business model, the Company has no intention of fielding a finished product, but rather empowering its licensees to strike supply agreements with larger, better-financed brand names.  Large-scale production favors a single-specie approach, or at the very least, two species that can co-exist and grow well under the same conditions. It is therefore the objective of current research underway to isolate the organisms responsible for producing the bioactive compound(s) and then finalize a large-scale production process. That special knowledge forms the basis of the licensing agreement.

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Summary

Despite unfavorable economic conditions, a faltering capital market and unexpected setbacks in 2012, the Company was able to accurately assess its situation, seek creative alternatives and generate new opportunities. The capital funding followed, albeit slowly.

Delays in fielding a viable cholesterol product license certainly impacted the Company’s forward momentum. However, the workarounds developed in fall 2012 will allow the Company to move forward on isolation and identification, utilizing new culturing methods and new isolation processes to deliver the target bioactive compound(s).

The broadening of the Company’s development efforts in the form of its product platform strategy will likely yield results much more quickly than a single, narrowly-focused approach. Utilizing every phase of the production process as a potentially saleable product, from the raw algae itself to the highly refined molecule at the other end of the spectrum, spreads execution risks across a wider range of outcomes.

Expanding the Company’s base of R&D activities to include other algal species or special processes, adding production enhancements and integrating the intellectual property of others into licensing opportunities further improves the Company’s prospects, as does actively seeking complementary technologies that can be pushed through the Company’s development, regulatory and marketing pipeline, helps spread operating expenses over a larger base and bolsters operating margins as forthcoming opportunities transform into revenue streams.

The burst of energy at the close of 2012 will help push the Company forward in 2013. Management looks forward to executing its product platform strategy and closing licensing transactions in the coming year.

By:

Andrew Dahl

President & CEO

Health Enhancement Products, Inc.

Contact:

Mr. John Gorman

Executive Vice President

jgorman@health-enhancement-products.com

Grasshopper number:

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